As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIEWBIX INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	68-0080601
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Hanehoshet St, Building B, 7th floor

Tel Aviv, Israel 6971068
+972-73-391-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David Huberman, Esq.

Greenberg Traurig, P.A.

One Azrieli Center

Round Tower, 30th floor

132 Menachem Begin Rd

Tel Aviv, Israel 6701101

Telephone: +972 (0) 3.636.6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 31, 2024

PRELIMINARY PROSPECTUS

5,623,432 Shares of Common Stock

Viewbix Inc.

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus, or the selling stockholders, of up to 5,623,432 shares of our common stock, par value $0.0001 per share consisting of (i) 269,719 shares of our common stock issued in a private placement in July 2024, as further described below under “Prospectus Summary — Recent Developments — Private Placement”, (ii) 385,332 shares of our common stock issuable upon the exercise of warrants issued in a private placement in July 2024, as further described below under “Prospectus Summary — Recent Developments — Private Placement”, (iii) up to 896,636 shares of our common stock issued or issuable in connection with the conversion of a portion of a credit facility that we entered into in June 2024, as further described below under “Prospectus Summary — Recent Developments —June 2024 Facility Agreement”, (iv) up to 896,636 shares of our common stock issuable upon the exercise of warrants issued in connection a credit facility that we entered into in June 2024, as further described below under “Prospectus Summary — Recent Developments —June 2024 Facility Agreement”, (v) up to 525,000 shares of our common stock issued or issuable in connection with the conversion of a portion of a credit facility that we entered into in July 2024, as further described below under “Prospectus Summary — Recent Developments — First July 2024 Facility Agreement”, (vi) up to 650,000 shares of our common stock issuable upon the exercise of warrants issued in connection a credit that we entered into in July 2024, as further described below under “Prospectus Summary — Recent Developments — First July 2024 Facility Agreement”, (vii) up to 670,000 shares of our common stock issued or issuable in connection with the conversion of a portion of a credit facility that we entered into in July 2024, as further described below under “Prospectus Summary — Recent Developments — Second July 2024 Facility Agreement”, (viii) up to 520,000 shares of our common stock issuable upon the exercise of warrants issued in connection a credit that we entered into in July 2024, as further described below under “Prospectus Summary — Recent Developments — Second July 2024 Facility Agreement”, (ix) 120,000 shares of our common stock issued in a private placement in July 2024, as further described below under “Services Agreements” and (x) 690,109 shares of our common stock issuable pursuant to a securities exchange agreement, as further described below under “Prospectus Summary — Recent Developments — Securities Exchange Agreement”.

The selling stockholders are identified in the table commencing on page 13. Other than as described above, we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders may sell all or a portion of the shares of common stock from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our common stock is listed on the OTC Markets, Pink Tier, or OTCPK, under the symbol “VBIX”. On July 30, 2024, the last reported sale price of our common stock on the OTCPK was $0.89 per share.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 10 and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the shares of common stock offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Viewbix” or the “Company” in this prospectus mean Viewbix Inc. and its consolidated subsidiaries.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

On July 10, 2024, our board of directors approved a one-for-four consolidation of our share capital, or the Reverse Split, pursuant to which holders of our shares of common stock will receive one share of common stock for every four shares of common stock held. We expect to effect the Reverse Split upon approval by FINRA. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Reverse Split.

1

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

Viewbix is a digital advertising platform that develops and markets a variety of technological platforms that automate, optimize and monetize digital online campaigns. Viewbix’s operations were previously focused on analysis of the video marketing performance of its clients as well as the effectiveness of their messaging (“Video Advertising Platform”). With the Video Advertising Platform, Viewbix allowed its clients with digital video properties the ability to use its platforms in a way that allows viewers to engage and interact with the video. The Video Advertising Platform measured when a viewer performs a specific action while watching a video and collects and reports the results to the client. However, due to the Company’s failure to meet predetermined sales targets which were set pursuant to the Recapitalization Transaction, in January 2020 the Company determined to reduce its operations and the size of its sales and R&D team in the Digital Advertising Platform.

The Company, through its subsidiaries Gix Media Ltd. (“Gix Media”) and Cortex Media Group Ltd. (“Cortex”), expanded its digital advertising operations across two additional main sectors: ad search and digital content (the “Search Platform” and the “Content Platform”, respectively”). Gix Media and Cortex develop and market a variety of technological software solutions that automate, optimize and monetize online campaigns. Cortex also creates, edits and markets content in various languages to different target audiences in order to generate revenues from advertisements displayed together with the content, which are posted on digital content, marketing and advertising platforms. These technological tools enable advertisers and website owners to earn more from their advertising campaigns and generate additional profits from their sites.

Through its Search Platform, the Company provides services to leading search engines worldwide (“Search Engines”) by developing, marketing and distributing software products to internet users. The operations and activity on this platform are powered by Gix Media.

Through the Content Platform, the Company provides editing and marketing services of content in different languages and to different target audiences with the goal of generating revenues from advertising employed in such content, which is based on digital content marketing and advertising platforms. The operations and activity on this platform are powered by Cortex.

2

Recent Developments

June 2024 Facility Agreement

On July 22, 2024, we entered into an amended and restated facility agreement (the “June 2024 Facility Agreement”) for a $1 million (the “June 2024 Facility Loan Amount”) credit facility (the “June 2024 Credit Facility”) with certain lenders set forth therein (the “June 2024 Lenders”) that amends and restates the prior facility agreement entered into on June 18, 2024 between the Company and the June 2024 Lenders (the “Prior June 2024 Facility Agreement”). In addition to the June 2024 Facility Loan Amount, the June 2024 Facility Agreement contemplates the inclusion of an additional $530,657 of outstanding debt owed by us to the June 2024 Lenders (the “June 2024 Prior Loan Amount”, and together with the June 2024 Facility Loan Amount, the “June 2024 Loan Amount”), which June 2024 Prior Loan Amount is entitled to certain rights under the June 2024 Credit Facility.

The term (the “June 2024 Facility Term”) of the June 2024 Credit Facility expires 12 months following the date of the June 2024 Facility Agreement (the “Initial Maturity Date”), provided that, if the effectiveness of an uplisting of our shares of common stock to a national securities exchange (the “Uplist”) occurs prior to the Initial Maturity Date, the June 2024 Facility Term shall expire 12 months following the effective date of the Uplist. The June 2024 Facility Agreement sets forth a drawdown schedule as follows: (i) an aggregate of $350,000 was drawn down on the date of the Prior June 2024 Facility Agreement, (ii) an aggregate of $150,000 drawn down upon the filing of this Registration Statement (as defined below) and (iii) an aggregate of $500,000 drawn down upon the effectiveness of the Uplist.

The June 2024 Credit Facility accrues interest at a rate of 12% per annum, and we will also pay such interest on the June 2024 Prior Loan Amount, which is equal to $183,679 (the “June 2024 Facility Interest”). The June 2024 Facility Interest was paid in advance for the first year of the June 2024 Facility in (i) shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of June 2024 Facility Interest accrued on the respective June 2024 Loan Amount, equal to an aggregate of 183,679 shares of common stock (the “June 2024 Facility Shares”) and (b) a warrant to purchase a number of shares of common stock equal to the June 2024 Facility Shares (the “June 2024 Facility Warrant”).

Immediately following the effectiveness of the Uplist, (i) $662,957 of the June 2024 Loan Amount will convert into shares of common stock at a conversion rate equal to $1.00 per share of our common stock (the “June 2024 Convertible Stock”) and (ii) we will issue a warrant in substantially the same form and on substantially the same terms as a June 2024 Facility Warrant to purchase a number of shares of our common stock equal to the June 2024 Convertible Stock with an exercise price of $1.00 per share (the “June 2024 Conversion Warrant”, and (i) and (ii), collectively a “June 2024 Conversion Unit”). Such portion of the June 2024 Loan Amount that is not converted into a June 2024 Conversion Unit will remain outstanding and will not convert following the Uplist. For the duration of the June 2024 Facility Term of the June 2024 Credit Facility, the June 2024 Lenders may elect to convert such unconverted portion of the June 2024 Loan Amount into additional June 2024 Conversion Units or, upon the expiration of the June 2024 Facility Term, such unconverted portion of the June 2024 Loan Amount will be repaid in accordance with the terms of the June 2024 Facility Agreement.

3

The June 2024 Facility Warrants are exercisable upon issuance at an exercise price of $1.00 per share of common stock, subject to certain beneficial ownership limitations and price adjustments set forth therein, and will have a three-year term from the issuance date.

In addition and in connection with the June 2024 Credit Facility, we agreed to pay L.I.A. Pure Capital Ltd. (the “June 2024 Lead Lender”) a commission consisting of (i) 50,000 shares of common stock, (ii) a warrant in substantially the same form and on substantially the same terms as the June 2024 Facility Warrant to purchase 50,000 shares of common stock with an exercise price of $1.00 per share (the “June 2024 Lead Lender Warrant”) and (iii) a warrant to purchase 625,000 shares of common stock with an exercise price of $4.00 per share, representing an aggregate exercise amount of $2.5 million, subject to beneficial ownership limitations and adjustments (the “June 2024 Lead Lender Fee Warrant” and together with the June 2024 Lead Lender Warrant and the June 2024 Facility Warrants, the “June 2024 Warrants”).

The June 2024 Lead Lender Fee Warrant was immediately exercisable upon issuance and has a three-year term from the issuance date. Following the closing of the Private Placement (as defined below), the exercise price of the June 2024 Lead Lender Fee Warrant was adjusted to $0.472, which is the effective price per share of common stock in the Private Placement, or the June 2024 Lead Lender Fee Warrant Adjusted Exercise Price, and the number of shares of common stock issuable upon the exercise of the June 2024 Lead Lender Fee Warrant was also adjusted to a total 5,296,610 shares, or the June 2024 Lead Lender Fee Warrant Adjusted Shares, such that the product of the June 2024 Lead Lender Fee Warrant Adjusted Exercise Price and the June 2024 Lead Lender Fee Warrant Adjusted Shares is equal to an aggregate exercise amount of $2.5 million.

We undertook to file this registration statement (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register, inter alia, the resale by the June 2024 Lenders of shares of common stock underlying the June 2024 Credit Facility, the June 2024 Warrants and the June 2024 Conversion Units.

Private Placement

On July 3, 2024, we entered into a definitive securities purchase agreement (the “Purchase Agreement”) with a global investment firm (the “Lead Investor”) for the purchase and sale in a private placement (the “Private Placement”) of units (the “Units”) consisting of (i) 256,875 shares of our common stock (the “PIPE Shares”) and (ii) common stock purchase warrants (the “PIPE Warrants”) to purchase up to 385,332 shares of our common stock (the “PIPE Warrant Shares”) to the Lead Investor and other investors (collectively, the “Investors”) acceptable to the Lead Investor and us. The Private Placement closed on July 3, 2024. The purchase price per Unit was $1.00.

The PIPE Warrants are exercisable upon issuance at an exercise price of $1.00 per share, subject to certain adjustments and certain anti-dilution protection set forth therein, and will have a three-year term from the issuance date. In addition, the PIPE Warrants are subject to an automatic exercise provision in the event that our shares of common stock are approved for listing on the Nasdaq Capital Market.

The aggregate gross proceeds to us from the Private Placement were $256,875.

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors. Pursuant to the Registration Rights Agreement, we are required to file a resale registration statement (the “PIPE Registration Statement”) with the SEC to register for resale of the PIPE Shares issued in the Private Placement and the PIPE Warrant Shares issuable upon exercise of the PIPE Warrants, within 30 days of the date of the Purchase Agreement, and to have such PIPE Registration Statement declared effective within 30 days following the filing date of the PIPE Registration Statement in the event the PIPE Registration Statement is not reviewed by the SEC, or 60 days following the filing date of the PIPE Registration Statement in the event the PIPE Registration Statement is reviewed by the SEC. We will be obligated to pay certain liquidated damages if we fail to file the PIPE Registration Statement when required, fail to cause the PIPE Registration Statement to be declared effective by the SEC when required, or if we fail to maintain the effectiveness of the PIPE Registration Statement.

4

The Purchase Agreement and the Registration Rights Agreement also contain representations, warranties, indemnification and other provisions customary for transactions of this nature. In addition, pursuant to the Purchase Agreement, we agreed to abide by certain customary standstill restrictions for a period of 30 days following the effective date of the PIPE Registration Statement. In addition, while the PIPE Warrants are outstanding, the Investors shall not, and shall cause its affiliates to not enter into or effect, directly or indirectly, hedging transactions that establish a net short position. Upon the closing of the Private Placement, we reimbursed the Lead Investor $10,000 for actual and documented fees and expenses incurred. In addition, we paid a commission to the Lead Investor of (i) a cash fee of $12,844 and (ii) 12,844 shares of our common stock.

First July 2024 Facility Agreement

On July 22, 2024, we entered into an amended and restated facility agreement, as amended on July 25, 2024 (as amended, the “First July 2024 Facility Agreement”) for a $2.5 million (the “First July 2024 Facility Loan Amount”) credit facility (the “First July 2024 Credit Facility”) with a certain lender (the “First July 2024 Lender”) that amends and restates the prior facility agreement entered into on July 4, 2024 between the Company and the July 2024 Lender (the “Prior First July 2024 Facility Agreement”).

The First July 2024 Facility Loan Amount will remain available until the earliest to occur of (a)(i) its drawing down in full, (ii) the 36-month anniversary of the First July 2024 Facility Agreement and (b) upon such date that the Company completes a $2.0 million financing transaction (the “First July 2024 Facility Term”). In the event the First July 2024 Facility Term lapses, the First July 2024 Facility Loan Amount shall be repaid to the First July 2024 Lender immediately thereafter.

The First July 2024 Facility Agreement sets forth a drawdown schedule as follows: (i) an aggregate of $50,000 was drawn down on the effective date of the Prior First July 2024 Facility Agreement, (ii) an aggregate of $50,000 shall be drawn down upon the effectiveness of the Uplist, and (c) following the Uplist, an aggregate of $200,000 shall be drawn down on a quarterly basis until the First July 2024 Facility Loan Amount is exhausted.

The First July 2024 Credit Facility will accrue interest at a rate of 12% per annum (the “First July 2024 Facility Interest”). The First July 2024 Facility Interest was paid in advance for the first year of the First July 2024 Facility in (i) 300,000 shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of First July 2024 Facility Interest accrued on the respective First July 2024 Facility Loan Amount, and (ii) 300,000 warrants to purchase a number of shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of First July 2024 Facility Interest accrued on the respective First July 2024 Facility Loan Amount (the “First July 2024 Facility Warrants”). The First July 2024 Facility Warrants are exercisable upon issuance at an exercise price of $1.00 per share of common stock, subject to certain beneficial ownership limitations and price adjustments set forth therein, and will have a three-year term from the issuance date.

Immediately following the effectiveness of the Uplist, (i) $100,000 of the First July 2024 Facility Loan Amount will convert in shares of common stock at a conversion rate of $1.00 per share (such amount of shares converted, the “First July 2024 Convertible Stock”), and, (ii) we will issue a warrant to purchase such amount of First July 2024 Convertible Stock, with an exercise price of $1.00 per share (the “First July 2024 Conversion Warrant”, and together with the First July 2024 Convertible Stock, a “First July 2024 Conversion Unit”, and collectively the “First Uplist Conversion”). The remaining First July 2024 Facility Loan Amount outstanding and not converted following the First Uplist Conversion shall remain available for the duration of the First July 2024 Facility Term, whereby, upon the lapse of the First July 2024 Facility Term, such amount shall be repaid to such First July 2024 Lender.

In addition and in connection with the First July 2024 Credit Facility, we agreed to pay the First July 2024 Lender a one-time fee consisting of: (i) 125,000 shares of our common stock, representing five percent (5%) of the First July 2024 Facility Loan Amount at a conversion rate of $1.00 and (ii) a warrant to purchase 250,000 shares of our common stock with an exercise price of $1.00 per share (the “First July 2024 Facility Fee Warrant” and together with the First July 2024 Facility Warrants, the “First July 2024 Warrants).

5

We undertook to file this registration statement with the SEC to register, inter alia, the resale by the First July 2024 Lender of shares of common stock underlying the First July 2024 Credit Facility, the First July 2024 Warrants and the First July 2024 Conversion Units.

Second July 2024 Facility Agreement

On July 28, 2024, we entered into a facility agreement (the “Second July 2024 Facility Agreement”) for a $3.0 million (the “Second July 2024 Facility Loan Amount”) credit facility (the “Second July 2024 Credit Facility”) with certain lenders (the “Second July 2024 Lenders”).

The Second July 2024 Facility Loan Amount will remain available until the earliest to occur of (a)(i) its drawing down in full, (ii) the 40-month anniversary of the Second July 2024 Facility Agreement and (b) upon such date that the Company completes a $2.5 million financing transaction (the “Second July 2024 Facility Term”). In the event the Second July 2024 Facility Term lapses, the Second July 2024 Facility Loan Amount shall be repaid to the Second July 2024 Lenders immediately thereafter.

The Second July 2024 Facility Agreement sets forth a drawdown schedule as follows: (i) an aggregate of $80,000 was drawn down on the effective date of the Second July 2024 Facility Agreement, (ii) an aggregate of $80,000 shall be drawn down upon the effectiveness of the Uplist, and (c) following the Uplist, an aggregate of $80,000 shall be drawn down on a monthly basis until the Second July 2024 Facility Loan Amount is exhausted.

The Second July 2024 Credit Facility will accrue interest at a rate of 12% per annum (the “Second July 2024 Facility Interest”). The Second July 2024 Facility Interest was paid in advance for the first year of the Second July 2024 Facility in (i) 360,000 shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of Second July 2024 Facility Interest accrued on the respective Second July 2024 Facility Loan Amount, and (ii) 360,000 warrants to purchase a number of shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of Second July 2024 Facility Interest accrued on the respective Second July 2024 Facility Loan Amount (the “Second July 2024 Facility Warrants”). As of the second-year anniversary of the Second July 2024 Credit Facility, the Second July 2024 Facility Interest will be paid by us in cash to the Second July 2024 Lenders. The Second July 2024 Facility Warrants are exercisable upon issuance at an exercise price of $1.00 per share of common stock, subject to certain beneficial ownership limitations and price adjustments set forth therein, and will have a three-year term from the issuance date.

Immediately following the effectiveness of the Uplist, (i) $160,000 of the Second July 2024 Facility Loan Amount will convert in shares of common stock at a conversion rate of $1.00 per share (such amount of shares converted, the “Second July 2024 Convertible Stock”), and, (ii) we will issue a warrant to purchase such amount of Second July 2024 Convertible Stock, with an exercise price of $1.00 per share (the “Second July 2024 Conversion Warrant”, and together with the Second July 2024 Convertible Stock, a “Second July 2024 Conversion Unit”, and collectively the “Second Uplist Conversion”). The remaining Second July 2024 Facility Loan Amount outstanding and not converted following the Second Uplist Conversion shall remain available for the duration of the Second July 2024 Facility Term, whereby, upon the lapse of the Second July 2024 Facility Term, such amount shall be repaid to such Second July 2024 Lender.

In addition and in connection with the Second July 2024 Credit Facility, we agreed to pay the Second July 2024 Lenders a one-time fee consisting of 150,000 shares of our common stock, representing five percent (5%) of the Second July 2024 Facility Loan Amount at a conversion rate of $1.00.

We undertook to file this registration statement with the SEC to register, inter alia, the resale by the Second July 2024 Lenders of shares of common stock underlying the Second July 2024 Credit Facility, the Second July 2024 Facility Warrants and the Second July 2024 Conversion Units.

Securities Exchange Agreement

On July 31, 2024, we entered into an amended and restated securities exchange agreement, or the Securities Exchange Agreement, with Metagramm Software Ltd., or Metagramm, pursuant to which we agreed to issue to Metagramm 9.99% of our issued and outstanding capital stock on a post-closing basis in exchange for 19.99% of Metagramm’s issued and outstanding share capital on a post-closing basis. The transactions contemplated by the Securities Exchange Agreement are expected to close following the Uplist (as defined above), subject to satisfaction of customary closing conditions. We have registered 690,109 shares of our common stock, or the Exchange Shares, for resale by Metagramm in the registration statement to which this prospectus relates.

Services Agreements

On July 14, 2024 and July 25, 2024, we entered into consulting agreements (the “Consultant Agreements”) with certain consultants named as selling stockholders in the registration statement to which this prospectus relates (the “Consultants”) pursuant to which the Consultants agreed to provide certain services to us. As partial compensation, we agreed to issue 120,000 shares of our common stock (the “Consultant Shares”) to the Consultants. We agreed to file this registration statement with the SEC to register the resale by the Consultants of the Consultant Shares.

Company Information

Viewbix Inc. was incorporated in the State of Delaware on August 16, 1985, under a predecessor name, The InFerGene Company (“InFerGene Company”). On August 25, 1995, a wholly owned subsidiary of InFerGene Company merged with Zaxis International, Inc., an Ohio corporation, which following such merger, the surviving entity, InFerGene Company, changed its name to Zaxis International, Inc. (“Zaxis”). Our principal executive offices are located at 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068. Our website address is https://viewbix.com/ and our telephone number is +972-73-391-2900. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

6

THE OFFERING

Shares of common stock currently outstanding	5,294,926 shares of common stock.

Securities offered by the selling stockholders	Up to 5,623,432 shares of our common stock, par value $0.0001 per share, consisting of (i) 269,719 shares of our common stock issued in a private placement in July 2024, as further described above under “Prospectus Summary — Recent Developments — Private Placement”, (ii) 385,332 shares of our common stock issuable upon the exercise of warrants issued in a private placement in July 2024, as further described above under “Prospectus Summary — Recent Developments — Private Placement”, (iii) up to 896,636 shares of our common stock issued or issuable in connection with the conversion of a portion of a credit facility that we entered into in June 2024, as further described above under “Prospectus Summary — Recent Developments — June 2024 Facility Agreement”, (iv) up to 896,636 shares of our common stock issuable upon the exercise of warrants issued in connection a credit facility that we entered into in June 2024, as further described above under “Prospectus Summary — Recent Developments — June 2024 Facility Agreement”, (v) up to 525,000 shares of our common stock issued or issuable in connection with the conversion of a portion of a credit facility that we entered into in July 2024, as further described above under “Prospectus Summary — Recent Developments — July 2024 Facility Agreement”, (vi) up to 650,000 shares of our common stock issuable upon the exercise of warrants issued in connection a credit facility that we entered into in July 2024, as further described above under “Prospectus Summary — Recent Developments — July 2024 Facility Agreement”, (vii) up to 670,000 shares of our common stock issued or issuable in connection with the conversion of a portion of a credit facility that we entered into in July 2024, as further described above under “Prospectus Summary — Recent Developments — Second July 2024 Facility Agreement”, (viii) up to 520,000 shares of our common stock issuable upon the exercise of warrants issued in connection a credit that we entered into in July 2024, as further described above under “Prospectus Summary — Recent Developments — Second July 2024 Facility Agreement”, (ix) 120,000 shares of our common stock issued in a private placement in July 2024, as further described above under “Services Agreements” and (x) 690,109 shares of our common stock issuable pursuant to a securities exchange agreement, as further described above under “Prospectus Summary — Recent Developments — Securities Exchange Agreement”.

Shares of common stock to be outstanding	9,359,960 shares of common stock, assuming (i) the exercise of the June 2024 Warrants, PIPE Warrants, First July 2024 Warrants, Second July 2024 Facility Warrants, June 2024 Conversion Warrants, First July 2024 Conversion Warrants and Second July 2024 Warrant in full, (ii) the issuance of the June 2024 Convertible Stock, First July 2024 Convertible Stock and Second July 2024 Convertible Stock following the conversion of the June 2024 Facility Loan Amount, First July 2024 Facility Loan Amount and Second July 2024 Facility Loan Amount, respectively, and (iii) the issuance of the Exchange Shares.

Selling Stockholders	All of the shares of our common stock are being offered by the selling stockholders. See “Selling Stockholder” on page 13 of this prospectus for more information on the selling stockholders.

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock included in this prospectus by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders.

We may receive the proceeds from any exercise of the warrants and if the holders do not exercise the warrants on a cashless basis. We intend to use the proceeds from the exercise of the warrants for working capital and general corporate purposes, including the repayment of certain outstanding debts owed by us.

See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 10 this prospectus.

Listings	Our common stock is listed on the OTCPK under the symbol “VBIX”.

Unless otherwise indicated, the number of shares of common stock outstanding prior to and after this offering is based on 5,294,926 shares of common stock outstanding as of July 30, 2024, and excludes as of such date:

●	233,679 shares of common stock issuable upon exercise of outstanding June 2024 Facility Warrants and the June 2024 Lead Lender Warrant issued in connection with the June 2024 Facility Agreement at an exercise price of $1.00;

●	5,296,610 shares of common stock issuable upon the exercise of outstanding June 2024 Lead Lender Fee Warrant issued in connection with the June 2024 Facility Agreement at an exercise price of $0.472;

●	385,332 shares of common stock issuable upon exercise of outstanding PIPE Warrants issued in the Private Placement at an exercise price of $1.00;

●	550,000 shares of common stock issuable upon exercise of outstanding First July 2024 Warrants issued in connection with the First July 2024 Facility Agreement at an exercise price of $1.00;

7

●	662,957 shares of common stock issuable upon the partial conversion of the June 2024 Facility Loan Amount following the effectiveness of the Uplist in connection with the June 2024 Facility Agreement at a conversion price of $1.00 per share;

●	662,957 shares of common stock issuable upon the exercise of June 2024 Conversion Warrants to be issued following the effectiveness of the Uplist in connection with the June 2024 Facility Agreement with an exercise price of $1.00;

●	100,000 shares of common stock issuable upon the partial conversion of the First July 2024 Facility Loan Amount following the effectiveness of the Uplist in connection with the First July 2024 Facility Agreement at a conversion price of $1.00 per share;

●	100,000 shares of common stock issuable upon the exercise of First July 2024 Conversion Warrants to be issued following the effectiveness of the Uplist in connection with the First July 2024 Facility Agreement with an exercise price of $1.00;

●	360,000 shares of common stock issuable upon exercise of outstanding Second July 2024 Facility Warrants issued in connection with the Second July 2024 Facility Agreement at an exercise price of $1.00;

●	160,000 shares of common stock issuable upon the partial conversion of the Second July 2024 Facility Loan Amount following the effectiveness of the Uplist in connection with the Second July 2024 Facility Agreement at a conversion price of $1.00 per share;

●	160,000 shares of common stock issuable upon the exercise of Second July 2024 Conversion Warrants to be issued following the effectiveness of the Uplist in connection with the Second July 2024 Facility Agreement with an exercise price of $1.00;

●	690,109 shares of our common stock issuable pursuant to the Securities Exchange Agreement;

●	612,245 shares of common stock reserved for potential future issuance pursuant to our 2023 Stock Incentive Plan;

●	185,167 shares of common stock issuable upon the exercise of warrants, at a weighted average exercise price of $6.63.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above.

8

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2023 and 2022 from our audited financial statements included elsewhere in or incorporated by reference into this prospectus. Such financial statements have been prepared in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
(USD in thousands, except share data)	2023	2022	2024	2023
Statements of Operations Data:
Sales	79,613	96,603	10,002	20,862
Cost of sales	70,451	83,011	8,215	17,981
Gross profit	9,162	13,592	1,787	2,881
Research and development expenses	2,893	3,255	730	796
Sales and marketing expenses	2,805	2,479	658	723
General and administrative expenses	2,877	2,157	656	704
Depreciation and amortization	2,952	2,809	734	734
Other expenses	5,107	166	20	-
Operating income (loss)	(7,472)	2,726	(1,011)	(76)
Finance expenses, net	1,281	1,456	163	185
Interest expenses with respect to funding from parent company
Income (loss) before income taxes	(8,753)	1,270	(1,174)	(261)
Income tax expense	(66)	153	1	84
Net income (loss)	(8,687)	1,117	(1,175)	(345)
Weighted average number of shares outstanding used in computing basic income (loss) per share	14,866,230	14,783,964	14,920,585	14,783,964
Weighted average number of shares outstanding used in computing diluted income (loss) per share	14,866,230	15,044,630	14,920,585	14,783,964

	As of March 31 2024
(in USD)	Actual	Pro Forma(1)
Balance Sheet Data:
Cash	$1,284	$1,919
Total assets	$37,522	$38,157
Total long term debt and lease liability	$2,722	$3,352
Total shareholders’ equity	$17,467	$17,472

(1)	The pro forma data gives effect to (i) the issuance and sale of 269,719 shares of our common stock in the Private Placement at a purchase price of $1.00 per unit, as if such issuance and sale had occurred on March 31, 2024 and no exercise of PIPE Warrants, (ii) the receipt of the first two installments of the June 2024 Credit Facility in the aggregate amount of $500,000, as if such installments had occurred on March 31, 2024 and no exercise of the June 2024 Warrants, (iii) the receipt of the first installment of the First July 2024 Credit Facility in the amount of $50,000, as if such installment had occurred on March 31, 2024 and no exercise of the First July 2024 Warrants, (iv) the receipt of the first installment of the Second July 2024 Credit Facility in the amount of $80,000, as if such installment had occurred on March 31, 2024 and no exercise of the Second July 2024 Facility Warrants; and (vi) the issuance of 120,000 shares of our common stock to the Consultants pursuant to the Consultant Agreements, as if such issuance had occurred on March 31, 2024.

9

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk set forth below, as well as the risks described in our most recent Annual Report on Form 10-K, any updates to those risks in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The sale of a substantial amount of our shares of common stock including resale of the shares being registered hereunder in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 5,623,432 shares of common stock. Sales of substantial amounts of shares of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock, and the market value of our other securities. We cannot predict if and when selling stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Political, economic and military conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and elsewhere in the region and Israel’s war against them, may impede our ability to operate and harm our financial results.

Because all of our operations are conducted in Israel and all members of our board of directors and management as well as all of our employees and consultants, including employees of our service providers, are located in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen, as described below). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries will join the hostilities. The Houthi movement, which controls parts of Yemen, launched a number of attacks on marine vessels traversing the Red Sea, which marine vessels were thought to either be in route towards Israel or to be partly owned by Israeli businessmen. In addition, Iran recently launched a direct attack on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. Such clashes may escalate in the future into a greater regional conflict.

The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. These events may be intertwined with wider macroeconomic indications of a deterioration of Israel’s economic standing, that may involve a downgrade in Israel’s credit rating by rating agencies (such as the recent downgrade by Moody’s of its credit rating of Israel from A1 to A2, as well as the downgrade of its outlook rating from “stable” to “negative”), which may have a material adverse effect on the Company and its ability to effectively conduct its operations.

10

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Although many of such military reservists have since been released, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel’s other borders. Certain of our employees and consultants in Israel, including the Chief Executive Officer of Gix Media, in addition to employees of our service providers located in Israel, were called up for reserve service but have since returned to work full time and their pre-war military reserve duties, and additional employees may be called, for service in the current or future wars or other armed conflicts with Hamas, as well as the other pending or future armed conflicts in which Israel is or may become engaged, and such persons may be absent for an extended period of time. As a result, our operations may be disrupted by such absences, which disruption may materially and adversely affect our business, prospects, financial condition and results of operations. Additionally, the absence of employees of our Israeli suppliers and contract manufacturers due to their military service in the current or future wars or other armed conflicts may disrupt their operations, which in turn may materially and adversely affect our ability to deliver or provide products and services to customers.

The hostilities with Hamas, Hezbollah and other organizations and countries have included and may include terror, missile and drone attacks. In the event that our facilities are damaged as a result of hostile actions, or hostilities otherwise disrupt our ongoing operations, our ability to deliver or provide products and services in a timely manner to meet our contractual obligations towards customers and vendors could be materially and adversely affected. Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Some countries around the world restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continue or increase. In addition, there have been increased efforts by countries, activists and organizations to cause companies and consumers to boycott Israeli goods and services. In January 2024, the International Court of Justice, or ICJ, issued an interim ruling in a case filed by South Africa against Israel in December 2023, making allegations of genocide amid and in connection with the war in Gaza, and ordered Israel, among other things, to take measures to prevent genocidal acts, prevent and punish incitement to genocide, and take steps to provide basic services and humanitarian aid to civilians in Gaza. There are concerns that companies and businesses will terminate, and may have already terminated, certain commercial relationships with Israeli companies following the ICJ decision. The foregoing efforts by countries, activists and organizations, particularly if they become more widespread, as well as the ICJ rulings and future rulings and orders of other tribunals against Israel (if handed), may materially and adversely impact our ability to sell and provide our products and services outside of Israel.

As of the date of this prospectus, the Company’s revenues have not been directly negatively affected by the ongoing hostilities in the region, as the primary source of its revenues is predominantly from the U.S. or European markets, that have been not significantly impacted by the ongoing hostilities in Israel. As a result, as of the date of this prospectus, the Company’s abilities to deliver or provide products and services to its customers have not been materially affected. However, the absence of the Chief Executive Officer of Gix Media and other employees of the Company, have adversely affected the Company’s customer relationship management, operational and functional continuity, and delayed a portion of the Company’s planned activities during the fourth quarter of 2023. These effects indirectly contributed to a decline in the Company’s revenues, profitability, and cash flow for the year ended December 31, 2023. We cannot currently assess how the ongoing hostilities will negatively affect our business conditions and harm our results of operations in the future, due to the factors and risks discussed above.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets, and other changes in macroeconomic conditions. To date, these initiatives have been substantially put on hold. If such changes to Israel’s judicial system are again pursued by the government and approved by the parliament, this may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and Board of Directors.

11

Some of our employees are obligated to perform military reserve duty in Israel.

Many Israeli citizens, including our employees are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 40 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups. Such disruption could materially adversely affect our business, results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the continued demand of digital advertising as an integral part of corporate marketing and internal communications plans and the continued growth and acceptance of digital advertising as effective alternatives to traditional offline marketing products and service;

●	our ability to retain and attract a programmatic advertiser, and the associated payments received from such programmatic advertisers’ ads on websites which have been categorized as “Made for Advertising”;

●	our ability to generate enough cash flow to meet our debt obligations or fund our other liquidity needs, and substantial doubt regarding our ability to continue as a going concern;

●	our need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute out shareholders’ ownership interests;

●	our ability to receive credit facility to fund our operations, at favorable terms, or at all;

●	our ability to pay our obligations when they become due, including the contemplated debt restructuring program currently under negotiation with our credit and debtholders;

●	our subsidiaries’ future performance, including our ability to instill potential measures to assist Cortex and Gix Media in mitigating future economic harm;

●	entry of new competitors and products, the impact of large and established internet and technology companies and potential technological obsolescence of our offered platforms; and

●	political, economic and military conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and elsewhere in the region and Israel’s war against them, as well as the war’s potential impact on our business and operation.

12

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with which may cause our actual results to differ from those anticipated in our forward-looking statements. For a discussion of these and other risks that relate to our business and investing in our common stock, you should carefully review the risks and uncertainties described in this prospectus and in the Company’s other Securities and Exchange Commission (the “SEC”) filings. The Company’s actual results could differ materially from those contemplated in these forward-looking statements as a result of these factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of common stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and issuance of the underlying warrant shares to the extent that these warrants are exercised for cash. The warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $2.5 million.

We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes and working capital, including the repayment of certain outstanding debts owed by us.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We can make no assurances that any of the warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares of common stock issued in and issuable upon exercise of the warrants previously issued in the Private Placement and in connection with the June 2024 Facility Agreement, July 2024 Facility Agreement, Consultant Agreements and Securities Exchange Agreement. For additional information regarding the issuance of those shares of common stock and warrants, see “Prospectus Summary — Recent Developments — Private Placement”, “Prospectus Summary — Recent Developments — June 2024 Facility Agreement”, Prospectus Summary — Recent Developments — First July 2024 Facility Agreement”, “Prospectus Summary — Recent Developments — Second July 2024 Facility Agreement”, Prospectus Summary — Recent Developments — Securities Exchange Agreement” and Prospectus Summary — Recent Developments — Advisor Agreements” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. Except for the ownership of the shares of common stock and the warrants issued in the PIPE and in connection with the June 2024 Facility Agreement, the First July 2024 Facility Agreement, the Second July 2024 Facility Agreement, the Securities Exchange Agreement and the Consultant Agreements, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number the shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, as of July 30, 2024, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the shares of common stock being offered in this prospectus by the selling stockholders. The fourth and fifth columns list the amount of the shares of common stock owned after the offering, by number of the shares of common stock and percentage of outstanding the shares of common stock (assuming for the purpose of such percentage, 5,294,926 shares outstanding as of July 30, 2024) assuming in both cases the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

13

Under the terms of the Warrants issued in the PIPE, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock or Warrants in this offering. See “Plan of Distribution.

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering#		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After the Offering		Percentage of Shares of Common Stock Owned After the Offering
Capitalink Ltd. (1)	1,196,938	(2)	1,175,000	(3)	21,938	(4)	* %
L.I.A. Pure Capital Ltd. (5)	6,387,472	(6)	1,072,112	(7)	5,315,360	(8)	4.99%
Metagramm Software Ltd. (9)	690,109	(10)	690,109	(10)	-		-%
Amir Uziel Economic Consultant Ltd. (11)	340,377	(12)	336,000	(13)	4,377	(14)	* %
Zig Investments one LLC (15)	411,500	(16)	411,500	(16)	-		-%
Merhavit Holdings and Management Ltd. (17)	831,600	(18)	831,600	(18)	-		-%
Ehud Weiss (19)	130,020	(20)	117,520	(21)	12,500	(22)	* %
Amitay Weiss Management Ltd. (23)	37,814	(24)	5,036	(25)	32,778	(26)	* %
Yaaran Investment Ltd (27)	100,000	(28)	100,000	(28)	-		-%
Hike Capital, Inc. (29)	75,000	(30)	75,000	3230)	-		-%
Itamar David (31)	62,500	(32)	62,500	(30)	-		-%
Ronen Fatal (33)	58,620	(34)	58,600	(35)	20	(36)	* %
Xylo Technologies Ltd. (formerly Medigus Ltd.) (37)	100,366	(38)	50,366	(39)	50,000	(40)	* %
Eli Zamir (41)	50,000	(42)	50,000	(42)	-		-%
Ron Peled (43)	50,000	(44)	50,000	(44)	-		-%
Targa Independent Ltd. (45)	26,004	(46)	23,504	(47)	2,500	(48)	* %
Yoram Baumann (49)	37,638	(50)	18,888	(51)	18,750	(52)	* %
Yoresh Capital Ltd. (53)	12,554	(54)	5,036	(55)	7,518	(56)	* %
Adi and Michal PR-IR Ltd (57)	15,000	(58)	15,000	(58)	-		-%
Yaki Baranes (59)	15,000	(60)	15,000	(60)	-		-%
Oz Adler (61)	15,000	(62)	15,000	(62)	-		-%
David Masasa (63)	364,650	(64)	364,650	(64)	-		-%
Rachel Menashe (65)	6,250	(66)	6,250	(66)	-		-%
Liat Sidi (67)	6,250	(68)	6,250	(68)	-		-%
Amihay Hadad (69)	10,036	(70)	5,036	(71)	5,000	(72)	* %
Shahar Marom (73)	5,018	(74)	2,518	(75)	2,500	(76)	* %
Roni Menashe (77)	1,563	(78)	1,563	(78)	-		-%
Avidan Barrie (79)	1,563	(80)	1,563	(80)	-		-%
Ohad David (81)	1,563	(82)	1,563	(82)	-		-%
Menajem Peretz (83)	1,563	(84)	1,563	(84)	-		-%
Ruth Navon (85)	1,563	(86)	1,563	(86)	-		-%
Khashayar Raeisi (87)	1,563	(88)	1,563	(88)	-		-%
Hadas David (89)	1,563	(90)	1,563	(90)	-		-%
John Rewcastle (91)	1,563	(92)	1,563	(92)	-		-%
Oleg Chaikovsky (93)	1,563	(94)	1,563	(94)	-		-%
Yechiel Oirechman (95)	1,563	(96)	1,563	(96)	-		-%
Gabriel Kabazo (97)	1,563	(98)	1,563	(98)	-		-%
Puma Investments D.S Ltd. (99)	1,563	(100)	1,563	(100)	-		-%
AKA OPTIC LTD (101)	1,563	(102)	1,563	(102)	-		-%
Liat Bidas (103)	1,563	(104)	1,563	(104)	-		-%
A. Klainer Finances Ltd. (105)	1,563	(106)	1,563	(106)	-		-%
Cohen Capital & Investments Ltd. (107)	1,563	(108)	1,563	(108)	-		-%
Aviad Krief (109)	1,563	(110)	1,563	(110)	-		-%
Rachel Oirechman (111)	1,563	(112)	1,563	(112)	-		-%
Solomon Friedman (113)	1,563	(114)	1,563	(114)	-		-%
Riki Oirechman (115)	1,563	(116)	1,563	(116)	-		-%
Nadav Baruch (117)	1,563	(118)	1,563	(118)	-		-%
Rebekah Peters (119)	1,563	(120)	1,563	(120)	-		-%
George leonzio (121)	1,563	(122)	1,563	(122)	-		-%
Hilla Kabazo (123)	1,563	(124)	1,563	(124)	-		-%
Graciela Kabazo (125)	1,563	(126)	1,563	(126)	-		-%
Shalomo Debi (127)	1,563	(128)	1,563	(128)	-		-%
Ivan Topalovic (129)	1,563	(130)	1,563	(130)	-		-%
Diana Gettner (131)	1,563	(132)	1,563	(132)	-		-%
Ronit Kabazo (133)	1,563	(134)	1,563	(134)	-		-%
Michael Ingel (135)	1,563	(136)	1,563	(136)	-		-%
Adam Granot (137)	1,563	(138)	1,563	(138)	-		-%
Adi Kabazo (139)	1,563	(140)	1,563	(140)	-		-%
Miri Malkin (141)	1,563	(142)	1,563	(142)	-		-%
Johnatan Azoulay (143)	1,563	(144)	1,563	(144)	-		-%
Jerome Bonici (145)	1,563	(146)	1,563	(146)	-		-%
Bejamin Fridman (147)	1,563	(148)	1,563	(148)	-		-%
Nadav Baumann (149)	1,563	(150)	1,563	(150)	-		-%
Omer Baumann (151)	1,563	(152)	1,563	(152)	-		-%
Uri Baumann (153)	1,563	(154)	1,563	(154)	-		-%

14

#	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of July 30, 2024, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

*	Denotes less than 1%.

(1)	Lavi Krasney is the officer, sole director, chairman of the board of directors and controlling shareholder of Capitalink Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(2)	Consists of (i) 21,938 shares of common stock, (ii) 525,000 shares of common stock issued or issuable in connection with the First July 2024 Facility Agreement and (iii) 650,000 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the First July 2024 Facility Agreement.

(3)	Consists of (i) 525,000 shares of common stock issued or issuable in connection with the First July 2024 Facility Agreement and (ii) 650,000 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the First July 2024 Facility Agreement.

(4)	Consists of 21,938 shares of common stock.

(5)	Kfir Silberman is the officer, sole director, chairman of the board of directors and controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(6)	Consists of (i) 18,750 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 485,884 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement, (iii) 485,884 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement, (iv) 5,296,610 shares of common of stock issuable upon exercise of the Leader Lender Fee Warrant and (v) in connection with the Private Placement, (A) 52,500 shares of common stock issuable upon the exercise of the PIPE Warrant and (B) 47,844 shares of common stock issued in the Private Placement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 55.5% of our outstanding shares of common stock prior to this offering.

(7)	Consists of (i) 485,884 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement, (ii) 485,884 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement and (iii) in connection with the Private Placement, (A) 52,500 shares of common stock issuable upon the exercise of the PIPE Warrant and (B) 47,844 shares of common stock issued in the Private Placement.

(8)	Consists of (i) 18,750 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023 and (ii) 5,296,610 shares of common of stock issuable upon exercise of the Leader Lender Fee Warrant.

(9)	To our knowledge, Amit Greenberg, the co-founder and chief executive officer of Metagramm Software Ltd. (“Metagramm”), has voting control and investment discretion over securities held Metagramm. The address of Metagramm is. 4 HaMelacha street, Netanya, Israel 4250539.

(10)	690,109 shares of common stock issuable pursuant to the Securities Exchange Agreement.

(11)	Amir Uziel is the officer, sole director, chairman of the board of directors and controlling shareholder of Amir Uziel Economic Consultant Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(12)	Consists of (i) 4,377 shares of common stock, (ii) 168,000 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iii) 168,000 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(13)	Consists of (i) 168,000 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 168,000 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(14)	Consists of 4,377 shares of common stock.

(15)	Mike Zikri is the officer, sole director, chairman of the board of directors and controlling shareholder of Zig Investments one LLC., and its address is 1250 Pine Island Rd, Plantation FL.

(16)	Consists of (i) 112,000 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement, (ii) 112,000 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement and (iii) in connection with the Private Placement, (A) 112,500 shares of common stock issuable upon the exercise of the PIPE Warrant and (B) 75,000 shares of common stock issued in the Private Placement.

15

(17)	Rony Menashe is the control person of M.R.M. MERHAVIT HOLDINGS AND MANAGEMENT LTD. The address of M.R.M. MERHAVIT HOLDINGS AND MANAGEMENT LTD. is 31 Sokolov Street, Ramat Gan, Israel.

(18)	Consists of (i) 490,800 shares of common stock issued or issuable in connection with the Second July 2024 Facility Agreement and (ii) 340,800 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the Second July 2024 Facility Agreement.

(19)	The address of Ehud Weiss is 73 Maccabim St, Shoham, 6083053, Israel.

(20)	Consists of (i) 12,500 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 58,760 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iii) 58,760 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(21)	Consists of (i) 58,760 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 58,760 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(22)	Consists of 12,500 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023

(23)	Amitay Weiss is the officer, sole director, chairman of the board of directors and controlling shareholder of Amitay Weiss Management Ltd., and its address is Haatsmaut St 41, Petah Tikva, Israel. Mr. Weiss has served as a member of our Board of Directors since September 19, 2022 and as the CEO of Gix Internet since September 19, 2022.

(24)

Consists of (i) 5,000 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 27,778 shares of common stock, (iii) 2,518 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iv) 2,518 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(25)	Consists of (i) 2,518 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 2,518 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(26)	Consists of (i) 5,000 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023 and (ii) 27,778 shares of common stock.

(27)	Smuel Yanay is the officer, sole director, chairman of the board of directors and controlling shareholder of Yaaran Investment Ltd., and its address is Varsity 7, Shaarey Tikva, Israel.

(28)	Consists of (i) 60,000 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 40,000 shares of common stock issued in the Private Placement.

(29)	Itamar David is the CEO, sole director, chairman of the board of directors and controlling shareholder of Hike Capital, Inc., and its address is 601-283 Davie St.,Vancouver BC Canada

(30)	75,000 shares of common stock issued in the Consultants Agreements.

(31)	The address of Itamar David is 601-283 Davie St., Vancouver BC V6B5T6 Canada.

(32)	Consists of (i) 37,500 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 25,000 shares of common stock issued in the Private Placement.

16

(33)	The address of Ronen Fatal is 112 Rokach, Ramat Gan, Israel.

(34)	Consists of (i) 20 shares of common stock, (ii) 16,800 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement, (iii) 16,800 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement and (iv) in connection with the Private Placement, (A) 15,000 shares of common stock issuable upon the exercise of the PIPE Warrant and (B) 10,000 shares of common stock issued in the Private Placement.

(35)	Consists of (i) 16,800 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement, (ii) 16,800 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement and (iii) in connection with the Private Placement, (A) 15,000 shares of common stock issuable upon the exercise of the PIPE Warrant and (B) 10,000 shares of common stock issued in the Private Placement.

(36)	Consists of 20 shares of common stock.

(37)	Xylo Technologies Ltd. (formerly Medigus Ltd.) is a public company with its American Depositary Shares, each representing fifteen of its ordinary shares, listed on the Nasdaq Capital Market, and its address is 10 Hanechoshet, Tel-Aviv 6971072, Israel.

(38)	Consists of (i) 50,000 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 25,183 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iii) 25,183 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(39)	Consists of (i) 25,183 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 25,183 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(40)	Consists of 50,000 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023.

(41)	The address of Eli Zamir is A. D. Gordon 5, Tel Aviv, Israel.

(42)	Consists of (i) 30,000 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 20,000 shares of common stock issued in the Private Placement.

(43)	The address of Ron Peled is 14 Smadar St., Savion, Israel.

(44)	Consists of (i) 30,000 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 20,000 shares of common stock issued in the Private Placement.

(45)	Iyar Mendelbaum Zell is the officer, sole director, chairman of the board of directors and controlling shareholder of Targa Independent Ltd., and its address is 13 Kehilat Venezia St, Tel-Aviv, 6940017

(46)	Consists of (i) 2,500 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 11,752 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iii) 11,752 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(47)	Consists of (i) 11,752 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 11,752 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(48)	Consists of 2,500 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023.

(49)	The address of Yoram Baumann is c/o Viewbix Inc., 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068.

17

(50)	Consists of (i) 18,750 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 9,444 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iii) 9,444 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(51)	Consists of (i) 9,444 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 9,444 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(52)	Consists of 18,750 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023.

(53)	Eli Yoresh is the officer, sole director, chairman of the board of directors and controlling shareholder of Yoresh Capital Ltd., and its address is Yitzhak Rabin 5 Kiryat Ono, Israel.

(54)	Consists of (i) 5,000 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 2,518 shares of common stock, (iii) 2,518 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iv) 2,518 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(55)	Consists of (i) 2,518 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 2,518 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(56)	Consists of (i) 5,000 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023 and (ii) 2,518 shares of common stock.

(57)	Michal Efraty is the officer, sole director, chairman of the board of directors and controlling shareholder of Adi and Michal PR-IR Ltd., and its address is 14 Shor, Tel Aviv 6296118 Israel.

(58)	15,000 shares of common stock issued in the Consultants Agreements.

(59)	The address of Yaki Baranes is 116 Rokach St, Ramat Gan, Israel 5259227.

(60)	15,000 shares of common stock issued in the Consultants Agreements.

(61)	The address of Oz Adler is 22 Vinik St, Rishon Le Zion, Israel 7524199.

(62)	15,000 shares of common stock issued in the Consultants Agreements.

(63)	The address of David Masasa is 17 Monashm Tel Aviv, Israel.

(64)	Consists of (i) 3,750 shares of common stock issuable upon the exercise of the PIPE Warrant, (ii) 2,500 shares of common stock issued in the Private Placement, (iii) 179,200 shares of common stock issuable in connection with the Second July 2024 Facility Agreement and (iv) 179,200 shares of common stock issuable upon the exercise of warrants issuable in connection with the Second July 2024 Facility.

(65)	The address of Rachel Menashe is I 2 Pilichovsky St, Tel-Aviv 693 129, Israel.

(66)	Consists of (i) 3,750 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 2,500 shares of common stock issued in the Private Placement.7

(67)	The address of Liat Sidi is 5 Achi Lahav St. Rishon Le Zion, Israel.

(68)	Consists of (i) 3,750 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 2,500 shares of common stock issued in the Private Placement.

(69)	The address of Amihay Hadad is c/o Viewbix Inc., 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068.

18

(70)	Consists of (i) 5,000 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 2,518 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iii) 2,518 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(71)	Consists of (i) 2,518 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 2,518 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(72)	Consists of 5,000 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023.

(73)	The address of Shahar Marom is c/o Viewbix Inc., 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel 6971068.

(74)	Consists of (i) 2,500 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023, (ii) 1,259 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (iii) 1,259 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(75)	Consists of (i) 1,259 shares of common stock issued or issuable in connection with the June 2024 Facility Agreement and (ii) 1,259 shares of common stock issuable upon the exercise of warrants issued or issuable in connection with the June 2024 Facility Agreement.

(76)	Consists of 2,500 shares of common stock issuable upon the exercise of warrant issued in connection with a credit facility in November 2023.

(77)	The address of Roni Menashe is 27 Yitzhak Hoffi St, Ramat-Gan 52120432, Israel

(78)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(79)	The address of of Avidan Barrie is 615-388 Kaslo Street, Vancouver , BC, V5K 3Z4

(80)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(81)	The address of Ohad David is 615-388 Kaslo Street, Vancouver , BC, V5K 3Z4

(82)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(83)	The address of Menajem Peretz is 3737 Cambie Street, Vancouver , BC, V5Z 2W6

(84)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(85)	The address of Ruth Navon is 601-9300 Parksville Drive, Richmond, BC, V7E 4W2

(86)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(87)	The address of Khashayar Raeisi is 1322 61st Ave E., Vancouver, BC, V5X 2C7

(88)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(89)	The address of Hadas David is 601-283 Davie Street, Vancouver, BC, V6B 5T6

19

(90)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(91)	The address of John Rewcastle 3845 West 13th Ave., Vancouver , BC, V6P 2Z7

(92)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(93)	The address of Oleg Chaikovsky is 8571 Wilthire St., Vancouver, BC, V6P 5H6

(94)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(95)	The address of Yechiel Oirechman is 2323 West 14th Ave., Vancouver, BC, V6K 2W2

(96)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(97)	The address of Gabriel Kabazo is 2264E 11th Avenue, Vancouver , BC, V5N1Z6

(98)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(99)	Doron Shani is the officer, sole director, chairman of the board of directors and controlling shareholder of Puma Investments D.S Ltd., and its address is 65 L ‘merhav St. Ramat-Hasharon. Israel

(100)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(101)	ASAF ITZAIK is the officer, sole director, chairman of the board of directors and controlling shareholder of AKA OPTIC LTD., and its address is 11 tuval st Ramat Gan Israel.

(102)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(103)	The address of Liat Bidas is 11 Shoham st. Petah Tiqva, Israel.

(104)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(105)	Avi Klainer is the controlling shareholder of A. Klainer Finance Ltd., and its address is Benbenishty 35 Reshon Le Zion, Israel 7577935.

(106)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(107)	Yehezkel Cohen is the officer, sole director, chairman of the board of directors and controlling shareholder of Cohen Capital - Management & Investments Ltd., and its address is Anat Gov 8, kiryat-ono, Israel 5540072.

(108)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(109)	The address of Aviad Krief is 889 Clark Ave W, Vaughan Ontario Canada L4J0K6

20

(110)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(111)	The address of Rachel Oirechman is 2323 West 14th St., Vancouver British Columbia Canada v6k2w2.

(112)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(113)	The address of Solomon Friedman is 2631 Violet St., North Vancouver British Columbia Canada V7H1H2.

(114)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(115)	The address of Riki Oirechman is 2323 West 14th St., Vancouver British Columbia Canada V6K2W2.

(116)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(117)	The address of NADAV BARUCH is 4851 Fairmont St, Vancouver British Columbia Canada V5R3V1.

(118)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(119)	The address of Rebekah Peters is 3358 West 33rd St., Vancouver British Columbia Canada V6N2H2.

(120)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(121)	The address of George leonzio is 10512 245th St, Maple Ridge, British Columbia Canada V2W2G4.

(122)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(123)	The address of Hilla Kabazo is 610 East 21st Av, Vancouver British Columbia Canada V5V1R7.

(124)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(125)	The address of Graciela Kabazo is 2260 East 11th A Vancouver British Columbia Canada V5N1Z6.

(126)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(127)	The address of Shalomo Debi is 1696 West 68th St., Vancouver British Columbia Canada V6P 2V7.

(128)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(129)	The address of Ivan Topalovic is 7 av St Romam 98000 Monaco.

(130)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(131)	The address of Diana Gettner is 672 West 45th A, Vancouver British Columbia Canada V5z2p6 .

21

(132)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(133)	The address of Ronit Kabazo is 610 East 21st Av, Vancouver British Columbia Canada V5V1R7 .

(134)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(135)	The address of Michael (Mike) Ingel is West 70th Avenue, Vancouver British Columbia Canada V6P2Z7.

(136)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(137)	The address of Adam Granot is 224 Waterleigh D, Vancouver British Columbia Canada V5V3r5.

(138)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(139)	The address of Adi Kabazo is 610 East 21st Av, Vancouver British Columbia Canada V5V1R7.

(140)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(141)	The address of Miri Malkin is 2264 East 11th A, Vancouver British Columbia Canada V5N1Z6.

(142)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(143)	The address of Johnatan Azoulay is 11 Rue des Mimosas, 31140 Fonbeauzard, France.

(144)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(145)	The address of Jerome Bonici is 5 Rue du Fillaul, 31130 Pin-Balma, France.

(146)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(147)	The address of Bejamin Fridman is 2631 Violet St, North Vancouver British Columbia Canada V7H1H2.

(148)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(149)	The address of Nadav Baumann is lilienblum 41, Tel Aviv, Israel.

(150)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(151)	The address of Omer Baumann is 32 Zamenhoff, Tel Aviv, Israel.

(152)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

(153)	The address of Uri Baumann is Maze 72, apartment 5, Tel Aviv, Israel.

(154)	Consists of (i) 938 shares of common stock issuable upon the exercise of the PIPE Warrant and (ii) 625 shares of common stock issued in the Private Placement.

22

PLAN OF DISTRIBUTION

Each selling stockholder, or the Selling Stockholders, of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCPK or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

23

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF THE OFFERED SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of which:

●	490,000,000 shares are designated as common stock with a par value of $0.0001; and

●	10,000,000 shares are designated as preferred stock with a par value of $0.0001.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

24

In connection with the Reorganization Transaction (as such term is defined in our Annual Report on Form 10-K), we filed our Certificate of Incorporation with the Secretary of State of Delaware, effective as of August 31, 2022, pursuant to which we, among other things, effected a reverse stock split of our Common Stock at a ratio of 1-for-28.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

No Cumulative voting. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding are able to elect all of our directors. Our Certificate of Incorporation and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders, and for so long as our common stock is not approved for listing on the Nasdaq Stock Market LLC, any stockholder action may be effected by written consent in lieu of a meeting. A special meeting of stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our chief executive officer or our president.

Amendment of Charter Provisions. Our Certificate of Incorporation further provides that the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the total voting power, voting together as a single class, is required to amend certain provisions of our Certificate of Incorporation, including provisions relating to the issuance of preferred stock, the size and classes of the board of directors, removal of directors, stockholder meetings, directors’ liabilities director indemnification and forum selection. The affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal certain articles of our Certificate of Incorporation. Our Bylaws, may be amended by a simple majority vote of our board of directors, or by an affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class.

Staggered Board. Our Certificate of Incorporation and Bylaws further provides that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms, and give our board of directors the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director.

Special Meetings of Stockholders. Our Certificate of Incorporation currently provides that special meetings of our stockholders may be called by our chairperson of our board of directors, chief executive officer, president or by the board of directors.

25

Exclusive Forum Provision. Our Certificate of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; or as to which the DGCL of the State of Delaware confers jurisdiction to the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against us governed by the internal affairs doctrine; and subject to the federal district courts of the United States of America being the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended and by the Exchange Act of 1934, or any other claim for which the federal courts have exclusive jurisdiction.. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a future court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action.

Issuance of undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock, which may be converted into large numbers of shares of Common Stock, would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

26

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations on Liability and Indemnification Matters

Our Certificate of Incorporation and Bylaws provide that we may indemnify each of our directors and executive officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers are indemnified and insured against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Listing

Our common stock is listed on OTC Markets, Pink Tier under the symbol “VBIX”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online. The transfer agent and registrar’s address is 512 SE Salmon Street, Portland, OR 97214-3444. The transfer agent’s telephone number is (503) 227-2950.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Viewbix Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference into this prospectus and into the registration statement of which it forms a part, have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The audit report covering the December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023 consolidated financial statements contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1G to the consolidated financial statements.

27

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be read and copied at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.viewbix.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the securities offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www. viewbix.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 20, 2024;

●	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the SEC on the following dates: April 19, 2024, June 20, 2024, July 5, 2024, July 19, 2024, July 22, 2024 and July 30, 2024; and

●	The description of our common stock, which is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024, and as may be further updated or amended in any amendment or report filed for such purpose.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Amihay Hadad, Chief Executive Officer, 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel, 6971068 , telephone number + +972 73-391-2900.

28

5,623,432 Shares of Common Stock

Viewbix Inc.

PROSPECTUS

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC Registration Fee	$739
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$165,000
Printing Fees and Expenses	$15,000
Miscellaneous Fees and Expenses	$48,261
Total	$239,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-1

Item 15. Recent Sales of Unregistered Securities.

We sold the securities described below within the past three years which were not registered under the Securities Act.

Since January 1, 2021, we have issued an aggregate of 27,778 shares of common stock to our employees, officers and directors.

Since January 1, 2021, we have granted our directors, officers and employees RSUs to purchase an aggregate of 12,755 shares of our common stock, under our 2023 Stock Incentive Plan. As of July 30, 2024, we did not have any options to purchase shares of our common stock granted to our directors, officers and employees remain outstanding.

On November 15, 2023, our Israeli subsidiary, Viewbix Ltd. (“Viewbix Israel”) entered into a Loan Agreement (the “2023 Loan”) with certain lenders (the “Lenders”) whereby the Lenders provided Viewbix Israel with loans in the aggregate amount of $480,000 (which sum may be increased to up to $1,000,000, at the discretion of the Lenders). In connection with the 2023 Loan, the Company issued to each Lender a warrant to purchase shares of the Company’s common stock (the “2023 Warrants”), such that the number of shares of common stock underlying each 2023 Warrant will reflect (one-for-one) the number of dollars provided by each Lender as part of the principal amount. Each 2023 Warrant has an exercise price per share of common stock of $0.50 and will expire and cease to be exercisable on December 31, 2025. The 2023 Warrants were issued to the Lenders pursuant to Regulation S of the Securities Act of 1933, as amended.

On July 3, 2024, we entered into a definitive securities purchase agreement (the “Purchase Agreement”) with a global investment firm (the “Lead Investor”) for the purchase and sale in a private placement (the “Private Placement”) of units (the “Units”) consisting of (i) 256,875 shares of our common stock and (ii) common stock purchase warrants to purchase up to 385,313 shares of our common stock to the Lead Investor and other investors acceptable to the Lead Investor and us. The purchase price per Unit was $1.00. Upon the closing of the Private Placement, we reimbursed the Lead Investor $10,000 for actual and documented fees and expenses incurred. In addition, we paid a commission to the Lead Investor of (i) a cash fee of $12,844 and (ii) 12,844 shares of our common stock.

On July 22, 2024, we entered into an amended and restated facility agreement for a $1 million credit facility (the “June 2024 Credit Facility”) with certain lenders set forth therein. Interest of the June 2024 Credit Facility was paid in (i) shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of June 2024 Facility Interest accrued on the respective June 2024 Loan Amount, equal to an aggregate of 183,680 shares of common stock (the “June 2024 Facility Shares”) and (b) a warrant to purchase a number of shares of common stock equal to the June 2024 Facility Shares (the “June 2024 Facility Warrant”). In addition and in connection with the June 2024 Credit Facility, we agreed to pay L.I.A. Pure Capital Ltd. a commission consisting of (i) 50,000 shares of common stock, (ii) a warrant to purchase 50,000 shares of common stock with an exercise price of $1.00 per share, in substantially the same form and on substantially the same terms as the June 2024 Facility Warrant and (iii) a warrant to purchase 625,000 shares of common stock with an exercise price of $4.00 per share, subject to beneficial ownership limitations and adjustments.

II-2

On July 22, 2024, we entered into an amended and restated facility agreement for a $2.5 million (the “First July 2024 Facility Loan Amount”) credit facility (the “First July 2024 Credit Facility”) with a certain lender (the “First July 2024 Lender”). Interest of the First July 2024 Credit Facility was paid in (i) 300,000 shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of First July 2024 Facility Interest accrued on the respective First July 2024 Facility Loan Amount, and (ii) a warrant to purchase 300,000 shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of First July 2024 Facility Interest accrued on the respective First July 2024 Facility Loan Amount. In addition and in connection with the First July 2024 Credit Facility, we agreed to pay the First July 2024 Lender a one-time fee consisting of: (i) 125,000 shares of our common stock, representing five percent (5%) of the First July 2024 Facility Loan Amount at a conversion rate of $1.00 and (ii) a warrant to purchase 250,000 shares of our common stock with an exercise price of $1.00 per share.

On July 28, 2024, we entered into a facility agreement for a $3.0 million (the “Second July 2024 Facility Loan Amount”) credit facility (the “Second July 2024 Credit Facility”) with a certain lender (the “Second July 2024 Lender”). Interest of the Second July 2024 Credit Facility was paid in (i) 360,000 shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of Second July 2024 Facility Interest accrued on the respective Second July 2024 Facility Loan Amount, and (ii) a warrant to purchase 360,000 shares of our common stock at a conversion rate of $1.00 for each U.S. dollar of Second July 2024 Facility Interest accrued on the respective Second July 2024 Facility Loan Amount. In addition and in connection with the Second July 2024 Credit Facility, we agreed to pay the Second July 2024 Lender a one-time fee consisting of 150,000 shares of our common stock, representing five percent (5%) of the Second July 2024 Facility Loan Amount at a conversion rate of $1.00.

On July 28, 2024, we entered into a securities exchange agreement, or the Securities Exchange Agreement, with Metagramm Software Ltd., or Metagramm, pursuant to which we agreed to issue to Metagramm 9.99% of our issued and outstanding capital stock on a post-closing basis in exchange for 19.99% of Metagramm’s issued and outstanding share capital on a post-closing basis. The transactions contemplated by the Securities Exchange Agreement are expected to close following the effectiveness of an uplisting of our shares of common stock to a national securities exchange.

On July 14, 2024 and July 25, 2024, we entered into consulting agreements with certain consultants (the “Consultants”) pursuant to which the Consultants agreed to provide certain services to us. As partial compensation, we agreed to issue 120,000 shares of our common stock to the Consultants.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

II-3

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of Viewbix Inc. (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K, filed with the SEC on September 6, 2022)

3.2	Amended and Restated Bylaws of Viewbix Inc. (incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K, filed with the SEC on September 20, 2022)

4.1	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.1 to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 24, 2023)

5.1*	Opinion of Greenberg Traurig, P.A.

10.1	Form of Warrant by and between the Company and Gix Media Ltd., dated July 25, 2019 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 25, 2019)

10.2	Form of Warrant by and between the Company and the holders thereto, dated December 7, 2023 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 12, 2023)

10.3	2017 Employee Incentive Plan (incorporated by reference to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 17, 2018)

10.4	2023 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 24, 2023)

10.5	Form of Stock Subscription Agreement between the Company and the investors set forth therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 21, 2020)

10.6	Agreement and Plan of Merger, dated December 5, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 6, 2021)

10.7	Employment Agreement by and between Viewbix Ltd. and Amihay Hadad, dated February 23, 2023 (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 25, 2024)

10.8	Management Services Agreement by and between Viewbix Ltd. and Yoram Baumann, dated January 12, 2022 (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 25, 2024)

10.9	Loan Agreement by and between Viewbix Ltd. and the lenders thereto, dated November 15, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 12, 2023)

II-4

10.10	Form of Securities Purchase Agreement, dated July 3, 2024, by and between Viewbix Inc. and the purchasers parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 5, 2024)

10.11*	Form of July 2024 Common Stock Purchase Warrant

10.12	Form of Registration Rights Agreement, dated July 3, 2024, by and between Viewbix Inc. and the purchasers parties thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 5, 2024)

10.13	Form of Amended and Restated Facility Agreement, dated July 22, 2024, by and between Capitalink Ltd. and Viewbix Inc. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 22, 2024)

10.14*	Form of First July 2024 Warrant

10.15	Form of Amended and Restated Facility Agreement, dated July 22, 2024, by and between Viewbix Inc. and the lenders thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 22, 2024)

10.16*	Form of June 2024 Facility Warrants

10.17	Form of June 2024 Lead Lender Warrant (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 22, 2024)

10.18	Form of Facility Agreement, dated July 28, 2024, by and between M.R.M. Merhavit Holdings and Management Ltd. and Viewbix Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2024)

10.19*	Form of Second July 2024 Warrant

10.20

Form of Amended and Restated Securities Exchange Agreement, dated July 31, 2024, by and between Viewbix Inc. and Metagramm Software Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2024)

10.22	Form of Second Amendment, dated July 25, 2024, to the Amended and Restated Facility Agreement, dated July 22, 2024, by and between Capitalink Ltd. and Viewbix Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2024)

23.1*	Consent of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm

23.2*	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)

24.1*	Power of Attorney

107*	Filing Fee Table

*	Filed herewith

II-5

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

II-6

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, State of Israel on this 31st of July, 2024.

VIEWBIX INC.

By:	/s/ Amihay Hadad
Name:	Amihay Hadad
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Viewbix Inc., hereby severally constitute and appoint Amihay Hadad and Shahar Marom, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Amihay Hadad	Chief Executive Officer and Director	July 31, 2024
Amihay Hadad	(principal executive officer)

/s/ Shahar Marom	Chief Financial Officer	July 31, 2024
Shahar Marom	(principal financial officer and principal accounting officer)

/s/ Yoram Baumann	Chairman of the Board of Directors	July 31, 2024
Yoram Baumann

/s/ Eliyahu Yoresh	Director	July 31, 2024
Eliyahu Yoresh

/s/ Amitay Weiss	Director	July 31, 2024
Amitay Weiss

/s/ Liron Carmel	Director	July 31, 2024
Liron Carmel

/s/ Alon Dayan	Director	July 31, 2024
Alon Dayan

II-8